UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 10, 2004

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 10, 2004, PNC Bank, National Association, our principal banking subsidiary, issued $500 million in aggregate principal amount of 5.25% Subordinated Notes due 2017. The Subordinated Notes were issued to purchasers at a price of 99.912%, resulting in proceeds to PNC Bank, after dealer discount, of $498,015,000. The Subordinated Notes are not redeemable by PNC Bank or subject to repayment at the option of the holder prior to maturity.

Previously, on September 21, 2004, PNC Bank issued $500 million in aggregate principal amount of 18 Month Floating Rate Notes, due March 2006. PNC Bank pays interest on the Floating Rate Notes at the rate of 1-month LIBOR minus 6 basis points. The Floating Rate Notes were issued to purchasers at a price of 99.99291%, resulting in proceeds to PNC Bank of $499,964,550. The Floating Rate Notes are not redeemable by PNC Bank or subject to repayment at the option of the holder prior to maturity.

The Subordinated Notes and Floating Rate Notes were issued as part of the program established July 30, 2004 under which PNC Bank may offer up to $20 billion in senior and subordinated unsecured debt obligations with maturities of more than nine months. The Distribution Agreement and forms of notes relating to this program, under which the Subordinated Notes and Floating Rate Notes were issued, were filed as exhibits to our Form 10-Q for the quarter ended September 30, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: December 14, 2004	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller